Exhibit 99.1

Dunkin’ Brands Completes $2.6 Billion Securitization Refinancing

Board of Directors Authorizes New $700 Million Share Repurchase Program

CANTON, Mass. (January 26, 2015) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), announced today that it has completed its refinancing as planned, with the placement by its special purpose subsidiary (the “Master Issuer”) of a $2.6 billion securitized debt facility. The new securitized debt facility replaces the Company’s $1.9 billion senior secured credit facility.

The securitized debt facility includes $2.5 billion Class A-2 Senior Secured Notes (“Notes”), which consist of two tranches with anticipated repayment dates of four years ($750 million) and seven years ($1.75 billion), respectively. The Notes will bear interest at a rate of 3.262 percent per annum for the four year tranche and 3.980 percent per annum for the seven year tranche, resulting in a weighted-average effective interest rate of 3.765 percent per annum, payable quarterly. As a result, the Company expects its 2015 annual interest expense to be approximately $96.5 million.

The Master Issuer also entered into a purchase agreement for the issuance of up to $100 million of Series 2015-1 Variable Funding Senior Notes, Class A-1 (the “VFN”), which will allow the Master Issuer to borrow amounts from time-to-time on a revolving basis and issue letters of credit.

“We are very pleased to complete the refinancing of our debt at what we believe is an attractive rate for the new securitized debt structure, which provides us with the stability of fixed rate interest over the next several years. We plan to use the net proceeds, after the repayment of our senior secured credit facility and the payment of fees and expenses associated with the transaction, of approximately $615 million, for general corporate purposes, including to return capital to shareholders through future share repurchases,” said Nigel Travis, Chairman and CEO, Dunkin’ Brands Group, Inc.

“The new debt structure leverages our business model’s ability to generate strong cash flow and increases our financial flexibility. We are adjusting our adjusted earnings per share guidance that we provided on December 18, 2014, for the anticipated impact of this transaction and the expected use of proceeds on interest expense and shares outstanding. This results in amended guidance from $1.88 to $1.91 to $1.83 to $1.87,” said Paul Carbone, Chief Financial Officer, Dunkin’ Brands Group, Inc.

The Master Issuer and its subsidiaries hold or have the right to receive payments on substantially all of the Company’s revenue-generating assets and will use cash flows generated from these assets to make interest and principal payments on the Notes.

The Company also announced today that its Board of Directors authorized a new share repurchase program for up to an aggregate of $700 million of its outstanding common stock. The authorization is valid for a period of two years.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Conference Call

Dunkin’ Brands will be holding a conference call on Wednesday, January 28, 2015, at 10:00 am ET to discuss this announcement. Paul Carbone, Chief Financial Officer, will host the call. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 74201193. Dunkin’ Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company’s website at http://investor.dunkinbrands.com.

Forward-Looking Statements

This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These projections and statements reflect management’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

About Dunkin’ Brands Group, Inc.

With more than 18,800 points of distribution in nearly 60 countries worldwide, Dunkin’ Brands Group, Inc. (Nasdaq: DNKN) is one of the world’s leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal 2014, Dunkin’ Brands’ nearly 100 percent franchised business model included more than 11,300 Dunkin’ Donuts restaurants and more than 7,500 Baskin-Robbins restaurants. Dunkin’ Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Michelle King (Media)
Director, Investor Relations	Director, Global Public Relations
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-3200	781-737-5200